EXHIBIT 15.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S
ACKNOWLEDGEMENT LETTER
August 8, 2005
To the Board of Directors and Shareholders
of Cal Dive International, Inc.:
We are aware of the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-10341 and 333-125276) and Form S-8 (Nos. 333-58817, 333-50289, 333-50202 and 333-126248) of Cal Dive International, Inc. of our report dated August 8, 2005 relating to the unaudited condensed consolidated interim financial statements of Cal Dive International, Inc. that are included in its Form 10-Q for the quarter ended June 30, 2005.
Very truly yours,
/s/ ERNST & YOUNG LLP
Houston, Texas